EXHIBIT H

Pro Forma Capitalization of Xcel Energy Inc.
as of June 30, 2003 (in 000’s)

			As adjusted for events			As adjusted for
	June 30, 2003*		in third quarter 2003			payment of dividends

			NOTES			NOTES

Current Portion of Long Term Debt	$241,147	36.1%		$241,147	2.1%		$241,147	2.1%
Short Term Debt	744,556	6.8%	3	69,556	0.6%		69,556	0.6%
Long-Term Debt	5,472,213	31.4%	1	6,422,213	56.7%		6,422,213	57.1%

Total Debt	$6,457,916	74.3%		$6,732,916	59.4%		$6,732,916	59.8%

TOPRS	$300,000	2.3%	2	$100,000	0.9%		$100,000	0.9%
Preferred Stock	104,260	0.5%		105,320	0.9%		105,320	0.9%

Total Preferred Equity	$404,260	2.8%		$205,320	1.8%		$205,320	1.8%

Common Stock	$4,384,017	22.7%		4,384,017	38.7%	4	$4,308,191	38.3%
Minority Interest	6,457	0.2%		6,457	0.1%		6,457	0.1%

Total Common Equity	$4,390,474	22.8%		$4,390,474	38.8%		$4,314,648	38.3%

TOTAL CAPITALIZATION	$11,252,650	100.0%		$11,328,710	100.0%		$11,252,884	100.0%

*	Common stock equity includes par value, capital in excess of par value, retained earnings, accumulated other comprehensive income and minority interest. NRG liabilities reclassified as held for sale (formerly classified as debt and minority interest) have been excluded from this calculation.

1.	Reflects issuance of $375 million of long-term debt by NSP-M in August 2003 and $575 million of long-term debt by PSCo in September 2003.

2.	Reflects retirement of $200 million of TOPRs at NSP-M.

3.	Reflects retirement of $675 million of short-term debt at NSP-M and PSCo from proceeds of long-term debt issuances.

4.	Reflects accrual of third quarter dividends on outstanding common stock and preferred stock of Xcel Energy during third quarter of 2003.

H-1